SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                  Under the Securities and Exchange Act of 1934
                                (Amendment No.5)*

                   Interchange Financial Services Corporation
            ---------------------------------------------------------

                           Common Stock, no par value
            ---------------------------------------------------------

                                    458447109
            ---------------------------------------------------------
                                 (CUSIP Number)

            Lawrence B. Seidman, 100 Misty Lane, Parsippany, NJ 07054
                                 (973) 952-0405
            ---------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                February 2, 2006
            ---------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report The acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

CUSIP No. 458447109
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

1   Seidman & Associates, L.L.C    22-3343079

--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   SOURCE OF FUNDS
    WC

--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)                                                       [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION
    New Jersey

--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
NUMBER OF               314,120
SHARES          ----------------------------------------------------------------
BENEFICIALLY    8   SHARED VOTING POWER
OWNED BY
PERSON          ----------------------------------------------------------------
WITH            9   SOLE DISPOSITIVE POWER
                        314,120
                ----------------------------------------------------------------
                10  SHARED DISPOSITIVE POWER

                ----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                        314,120
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.56

--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*  OO

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

CUSIP No. 458447109
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

1   Seidman Investment Partnership, L.P.    22-3360359

--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   SOURCE OF FUNDS
    WC

--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)                                                       [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION
    New Jersey

--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
NUMBER OF               262,647
SHARES          ----------------------------------------------------------------
BENEFICIALLY    8   SHARED VOTING POWER
OWNED BY
PERSON          ----------------------------------------------------------------
WITH            9   SOLE DISPOSITIVE POWER
                        262,647
                ----------------------------------------------------------------
                10  SHARED DISPOSITIVE POWER

                ----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                        262,647
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.30

--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*  PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

CUSIP No. 458447109
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

1   Seidman Investment Partnership II, L.P.    22-3603662

--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   SOURCE OF FUNDS
    WC

--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)                                                       [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION
    New Jersey

--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
NUMBER OF               126,891
SHARES          ----------------------------------------------------------------
BENEFICIALLY    8   SHARED VOTING POWER
OWNED BY
PERSON          ----------------------------------------------------------------
WITH            9   SOLE DISPOSITIVE POWER
                        126,891
                ----------------------------------------------------------------
                10  SHARED DISPOSITIVE POWER

                ----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                        126,891
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) .630

--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*  PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

CUSIP No. 458447109
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

1   Kerrimatt, L.P.    22-3583179

--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   SOURCE OF FUNDS
    WC

--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)                                                       [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION
    New Jersey

--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
NUMBER OF               0
SHARES          ----------------------------------------------------------------
BENEFICIALLY    8   SHARED VOTING POWER
OWNED BY
PERSON          ----------------------------------------------------------------
WITH            9   SOLE DISPOSITIVE POWER
                        0
                ----------------------------------------------------------------
                10  SHARED DISPOSITIVE POWER

                ----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                        0
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.00

--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*  PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

CUSIP No. 458447109
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

1   Federal Holdings, L.L.C    13-3838083

--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   SOURCE OF FUNDS
    WC

--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)                                                       [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION
    New Jersey

--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
NUMBER OF               97,110
SHARES          ----------------------------------------------------------------
BENEFICIALLY    8   SHARED VOTING POWER
OWNED BY
PERSON          ----------------------------------------------------------------
WITH            9   SOLE DISPOSITIVE POWER
                        97,110
                ----------------------------------------------------------------
                10  SHARED DISPOSITIVE POWER

                ----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                        97,110
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) .482

--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*  OO

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

CUSIP No. 458447109
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

1   Lawrence B. Seidman    ###-##-####

--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   SOURCE OF FUNDS
    PF, WC

--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)                                                       [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION
    New Jersey

--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
NUMBER OF               996,905
SHARES          ----------------------------------------------------------------
BENEFICIALLY    8   SHARED VOTING POWER
OWNED BY
PERSON          ----------------------------------------------------------------
WITH            9   SOLE DISPOSITIVE POWER
                        996,905
                ----------------------------------------------------------------
                10  SHARED DISPOSITIVE POWER

                ----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                        996,905
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.95

--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*  IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

CUSIP No. 458447109
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

1   Dennis Pollack    ###-##-####

--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   SOURCE OF FUNDS
    PF

--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)                                                       [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION
    U.S.A

--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
NUMBER OF               25,000
SHARES          ----------------------------------------------------------------
BENEFICIALLY    8   SHARED VOTING POWER
OWNED BY
PERSON          ----------------------------------------------------------------
WITH            9   SOLE DISPOSITIVE POWER
                        25,000
                ----------------------------------------------------------------
                10  SHARED DISPOSITIVE POWER

                ----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                        25,000
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) .124

--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*  IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

CUSIP No. 458447109
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

1   Pollack Investment Partnership, L.P.    22-3736367

--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   SOURCE OF FUNDS
    WC

--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)                                                       [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION
    New Jersey

--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
NUMBER OF               82,436
SHARES          ----------------------------------------------------------------
BENEFICIALLY    8   SHARED VOTING POWER
OWNED BY
PERSON          ----------------------------------------------------------------
WITH            9   SOLE DISPOSITIVE POWER
                        82,436
                ----------------------------------------------------------------
                10  SHARED DISPOSITIVE POWER

                ----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                        82,436
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) .409

--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*  PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

CUSIP No. 458447109
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

1   Broad Park Investors, LLC   22-6759307

--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   SOURCE OF FUNDS
    WC

--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)                                                       [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION
    New Jersey

--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
NUMBER OF               81,450
SHARES          ----------------------------------------------------------------
BENEFICIALLY    8   SHARED VOTING POWER
OWNED BY
PERSON          ----------------------------------------------------------------
WITH            9   SOLE DISPOSITIVE POWER
                        81,450
                ----------------------------------------------------------------
                10  SHARED DISPOSITIVE POWER

                ----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                        81,450
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) .404

--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*  OO

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

CUSIP No. 458447109
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

1   Raymond Vanaria    ###-##-####

--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   SOURCE OF FUNDS
    PF

--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)                                                       [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION
    New Jersey

--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
NUMBER OF               2,000
SHARES          ----------------------------------------------------------------
BENEFICIALLY    8   SHARED VOTING POWER
OWNED BY
PERSON          ----------------------------------------------------------------
WITH            9   SOLE DISPOSITIVE POWER
                        2,000
                ----------------------------------------------------------------
                10  SHARED DISPOSITIVE POWER

                ----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                        2,000
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) .009

--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*  IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

CUSIP No. 458447109
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

1   Neal Axelrod    ###-##-####

--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   SOURCE OF FUNDS
    PF

--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)                                                       [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION
    New Jersey

--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
NUMBER OF               500
SHARES          ----------------------------------------------------------------
BENEFICIALLY    8   SHARED VOTING POWER
OWNED BY
PERSON          ----------------------------------------------------------------
WITH            9   SOLE DISPOSITIVE POWER
                        500
                ----------------------------------------------------------------
                10  SHARED DISPOSITIVE POWER

                ----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                        500
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) .002

--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*  IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

This statement on Schedule 13 D which was filed on April 13, 2005, Amendment No.1 was filed on June 29, 2005, Amendment No.2 was filed on August 23, 2005, Amendment No. 3 was filed on November 14, 2005, and Amendment No. 4 was filed on December 9, 2005 on behalf of Seidman and Associates, L.L.C ("SAL"), Seidman Investment Partnership, L.P. ("SIP"), Seidman Investment Partnership II, L.P. ("SIPII"), Broad Park Investors, L.L.C ("Broad Park"), Federal Holdings, L.L.C. ("Federal"), Pollack Investment Partnership, L.P. ("PIP"), Lawrence Seidman ("Seidman"), and Dennis Pollack ("Pollack") collectively, the ("Reporting Persons") with respect to the Reporting Persons' beneficial ownership of shares of Common stock ("the Shares") of Interchange Financial Services Corporation ("IFCJ"), a New Jersey corporation, is hereby amended as set forth below. Such statement on Schedule 13D is hereinafter referred to as the "Schedule 13D". Kerrimatt, LP ("Kerrimatt") has been removed as a Reporting Person since it has sold all of its respective stock in IFCJ to Broad Park, an affiliated entity. The shares owned by Neal Axelrod ("Axelrod") and Raymond Vanaria ("Vanaria") are included herein since they have agreed to run for the Board of Directors of IFCJ with the support of the other Reporting Persons in opposition to IFCJ's management slate of directors. Therefore, Axelrod and Vanaria shall herein after be included as Reporting Persons. Terms used herein which are defined in the
Schedule 13D shall have their respective meanings set forth in the Schedule 13D.

4.  Purpose of Transaction

On February 2, 2006 Seidman & Associates, LLC ("SAL") filed suit by way of Order to Show Cause and Complaint against IFCJ and all of the IFCJ directors, requesting that the court declare the nomination of Vanaria and Axelrod for the Board of Directors of IFCJ made by SAL and Axelrod to be proper. SAL and Axelrod have also requested that the court enjoin IFCJ from taking any action to interfere with or block the nomination of Vanaria and Axelrod for election to the Board of Directors at the 2006 Annual Shareholders Meeting.

The lawsuit was filed on February 2, 2006 in the Superior Court of New Jersey, Chancery Division, Passaic County (Docket No. C-25-06).

In addition, SAL and Axelrod requested the Court to order IFCJ to provide Axelrod and SAL, or their representatives, with copies of the current Shareholders List in paper and magnetic tape, or disk form, and to update said production on a reasonable basis.

Furthermore, SAL and Axelrod have requested that the Court declare that Amendments to IFCJ Bylaws, which impose restrictions upon, or eliminate, the right to nominate persons for election to the board of directors cannot apply to shareholders who have owned shares prior to the date such restrictions were adopted.

On February 6, 2006 Mr. Pollack formally resigned from his position as the Co-General Partner of PIP effective as of January 1, 2006. Mr. Seidman is now the sole General Partner of PIP.

5.  Interest in Securities of the Issuer

(a) (b) (c) As of the close of business on February 2, 2006, the Reporting Persons owned beneficially an aggregate of 1,024,405 shares of Common Stock, which constituted approximately 5.09% of the 20,139,000 shares of Common Stock outstanding as of the January 25, 2006 earnings press release for the fourth quarter ended December 31, 2005.

Schedule A attached below describes transactions except for previously reported transactions in the Common Stock effected by the Reporting Persons. Except as set forth in this Item 5, none of the Reporting Persons owns beneficially or has a right to acquire beneficial ownership of any Common Stock, and except as set forth in this Item 5, none of the Reporting Persons has effected transactions in the Common Stock, except for previously reported transactions.

Kerrimatt sold the following shares to Broad Park, an affiliated entity:

                                  Cost per
Date                   Shares       share          Cost
--------------------   ------     --------     ------------
1. April 8, 2005        6,741      $ 17.47     $ 117,765.27
2. July 1, 2005        20,797      $ 18.35     $ 381,624.95
3. October 5, 2005     22,424      $ 16.09     $ 360,802.00

On January 3, 2006, PIP sold 46,314 shares to SIP at $17.2501 per share for a total cost of $798,921.13.

The above transactions did not change the total number of shares owned by the Reporting Persons since the transfers were between affiliated parties.

The following shares were also purchased in the open market by the Reporting Persons but were inadvertently omitted from the prior Schedule 13D Amendment:

                                           COST
                               DATE        PER
ENTITY                         PURCH      SHARE        COST      SHARES
-------------------------   ----------   -------   -----------   ------
011-SAL                     10/10/2005   16.2025     66,349.17    4,095
011-SAL                     10/11/2005   16.0777     56,272.00    3,500
011-SAL                     10/12/2005   15.8632     23,985.20    1,512
Total                                               146,606.37    9,107

012-SIP                     10/10/2005   16.2067     35,735.71    2,205
012-SIP                     10/11/2005   16.0803     38,592.80    2,400
012-SIP                     10/12/2005   15.8698     15,996.80    1,008
Total                                                90,325.31    5,613

013-SIP II                  10/10/2005   16.2122     22,129.72    1,365
013-SIP II                  10/11/2005   16.0838     27,342.40    1,700
013-SIP II                  10/12/2005    15.887      8,579.00      540
Total                                                58,051.12    3,605

014-PIP                     10/10/2005   16.2135     20,428.98    1,260
014-PIP                     10/11/2005    16.092     16,092.00    1,000
Total                                                36,520.98    2,260

021-Federal                 10/10/2005   16.2188     15,326.73      945
021-Federal                 10/11/2005    16.097     12,877.60      800
021-Federal                 10/12/2005   15.9056      5,726.00      360
Total                                                33,930.33    2,105

023-Broad Park              10/10/2005   16.2293     10,224.49      630
023-Broad Park              10/11/2005   16.1053      9,663.20      600
023-Broad Park              10/12/2005   15.9611      2,873.00      180
Total                                                22,760.69    1,410

151-Axelrod, Neal           11/10/2005   17.9259      8,962.95      500
Total                                                 8,962.95      500

601-Vanaria, Raymond*       11/9/2005     17.826     17,825.95    1,000
601-Vanaria, Raymond        12/12/2005   18.1957     18,195.65    1,000
Total                                                36,021.60    2,000

*Purchased in Mr. Vanaria's wife's name. Mr. Vanaria has sole dispositive and voting discretion regarding these shares.

Seidman Clients        10/17/2005     16.0308     32,061.55        2,000
Seidman Clients        10/17/2005     16.0298     48,089.35        3,000
Seidman Clients        10/17/2005     16.0298     48,089.35        3,000
Seidman Clients        10/17/2005     16.1048     16,104.75        1,000
Total                                            144,345.00        9,000

Grand Total                                      577,524.35       35,600

The above trades for Vanaria and Axelrod are being included because they have agreed to run for the Board of Directors of IFCJ with the support of the other Reporting Persons. Vanaria and Axelrod have the sole discretion with respect to the disposition and voting of the shares listed above.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 3, 2006                                      /s/ Lawrence B. Seidman
Date                                                  --------------------------
                                                      Lawrence B. Seidman
                                                      Power of Attorney pursuant
                                                      to Joint Agreement dated
                                                      July 26, 2004

                             JOINT FILING AGREEMENT

        In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other of the attached statement on Schedule 13D and to all amendments to such statement and that such Statement and all amendments to such statement is made on behalf of each of them.

        In addition the undersigned hereby appoints Lawrence B. Seidman as attorney-in-fact for the undersigned with authority to execute and deliver on behalf of the undersigned any and all documents (including any amendments thereto) required to be filed by the undersigned or otherwise executed and delivered by the undersigned pursuant to the Securities Exchange Act of 1934, as amended, all other federal, state and local securities and corporation laws, and all regulations promulgated thereunder.

        IN WITNESS WHEREOF, the undersigned hereby execute this agreement on February 7, 2006.

        2/7/06                                             /s/ Neal S. Axelrod
        Date                                               ---------------------
                                                           Neal S. Axelrod


        2/7/06                                             /s/ Raymond Vanaria
        Date                                               ---------------------
                                                           Raymond Vanaria